Exhibit 99.4
Robb E. Turner
John Erhard
ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
May 29, 2008
Magnum Coal Company
500 Lee Street East
Suite 900
Charleston, WV 25301
Ladies and Gentlemen:
Reference is hereby made to that certain Registration Statement on Form S-4 of Patriot Coal Corporation (“Patriot”), that was filed on May 14, 2008 with the Securities and Exchange Commission (the “ Registration Statement”). Patriot now proposes to file an amendment to the Registration Statement (the “Amended Registration Statement”). Each of the undersigned hereby consent to being named in the Amended Registration Statement and in any further amendment of the Registration Statement as one of the two nominees designated by the stockholders of Magnum Coal Company pursuant to the voting agreement to be appointed to Patriot’s board of directors, and to the inclusion of certain of biographical information related to the undersigned in the Registration Statement. You may furnish a copy of this letter to Patriot and Patriot shall be entitled to rely on this letter for matters related to the Registration Statement.
Very truly yours,
/s/   Robb E. Turner

Robb E. Turner
/s/   John Erhard

John Erhard